Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts

Media Contacts

Andrew Cook / Linda Ventresca	Laura Accettella /
AXIS Capital Holdings Limited	Caroline Gentile
info@axiscapital.com	Kekst and Company
(441) 297-9513	(212) 521-4859

ANDREW RUSH RESIGNS FROM AXIS CAPITAL BOARD
FOLLOWING HIS DEPARTURE FROM CSFB

Pembroke, Bermuda, July 13, 2004 – AXIS Capital Holdings Limited (“AXIS Capital”)   (NYSE: AXS) announced today that Andrew Rush has resigned from its Board of Directors following his departure from Credit Suisse First Boston’s Private Equity Group to pursue new opportunities.

Mr. Rush has served as a director of AXIS Capital since its formation in November of 2001 and was an important contributor in efforts leading toward the Company’s successful initial public offering in July 2003.   Until last week, he was a Managing Director of Credit Suisse First Boston in the Private Equity Group, a position he held since 1997, and a member of the Investment Committee of DLJ Merchant Banking Partners III, L.P., which is a founding shareholder of AXIS Capital.

Michael Butt, Chairman of AXIS Capital, stated, “The Board, the Company and I are all grateful to Andy for his valuable contributions, support and service during AXIS Capital’s critical development stages.  We wish him all the very best in his new endeavors.”

AXIS Capital Holdings Limited, 106 Pitts Bay Road, Pembroke HM 08, Bermuda

Telephone: 1-441-296-2600 • Fax: 1-441-296-3140

www.axiscapital.com

Mr. Rush’s resignation took effect yesterday and the Company has no immediate plans to appoint a successor.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity of approximately $3.0 billion and locations in Bermuda, the United States and Europe.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s.  For more information about AXIS Capital, visit the Company’s website at www.axiscapital.com.

# # #